BRANDES INTERNATIONAL TRUST

                            SHAREHOLDER SERVICE PLAN

                                 W H E R E A S:

           Brandes International Trust (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act"), currently has two classes of its shares of beneficial interest (designated Class A Shares and Class C Shares), and the Board of Trustees may establish additional series or classes of its shares in the future.

           There is in existence a Shareholder Service Plan, which Plan was designed to cover only the series of the Trust now named the Brandes International Fund (the "International Fund"); and

           A new series of the Trust having separate assets and liabilities has been created entitled the Brandes International Small Cap Fund (hereafter the "Small Cap Fund").

           It is therefore desirable to have a new Shareholder Service Plan (i.e., this Plan) relating to the Small Cap Fund so that said existing Plan will apply only to the the International Fund; this Plan will apply only to the Small Cap Fund.

          The Trust intends to distribute its shares and desires to adopt this Plan to provide services to shareholders of the Small Cap Fund.

          The  Trust   employs   Worldwide   Value   Distributors,   Inc.   (the
"Distributor") as the principal underwriter of the shares of the Small Cap Fund.

           NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on the following terms and conditions:

           1. The Trust will pay the Distributor for expenses incurred in connection with non-distribution shareholder services provided by the Distributor to securities broker-dealers and other securities professionals ("Service Organizations") and/or beneficial owners of the shares of the Small Cap Fund, including but not limited to shareholder servicing provided by the Distributor at facilities dedicated to the Trust, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Trust.

          2. The Trust will also reimburse the Distributor for fees paid by the Distributor to Service Organizations (which may include the Distributor itself) for the providing of support services to beneficial owners of shares of the Small Cap Fund ("Clients"). Such services may include, but are not limited to,
(a) establishing and maintaining accounts and records relating to Clients who invest in the Small Cap Fund; (b) aggregating and processing orders involving the shares of the Small Cap Fund; (c) processing dividend and other distribution payments from the Small Cap Fund on behalf of Clients; (d) providing information to Clients as to their ownership of shares of the Small Cap Fund or about other aspects of the operations of the Small Cap Fund; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Trust to Clients; (g) assisting Clients in changing the Trust's records as to their addresses, dividend options, account registrations or other data; and (h) providing such other similar services as the Distributor may reasonable request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

           3. The Trust shall reimburse the Distributors, for their services, an annual rate of 0.25 of 1% of the average daily net assets of the Small Cap Fund. The Trust may make such payments monthly, and payments to either Distributor may exceed the amount expended by that Distributor during the month or the year to date, provided that no amount may be carried over for use beyond the end of a fiscal year. In the event that payments to a Distributor during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, that Distributor will promptly refund to the Trust any such excess. Payments to a Distributor may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion.

           The Distributor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what shares of the Small Cap Fund, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

           4. While this Plan is in effect, the Distributor shall report in writing at least quarterly to the Trust's Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

          5. This Plan has been approved by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until , and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees including the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such continuance.

           This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by the vote of the holders of a "majority" (as defined in the Act) of any class of the outstanding voting securities of the Small Cap Fund.